

                 REPUBLIC NEW YORK CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                    UNAUDITED
                      (In thousands except per share data)


                                                                                 Three Months Ended
                                                                                     March 31,
                                                                            -----------------------------
                                                                                1999            1998
                                                                            -------------   -------------

     Basic earnings:

           Net income                                                           $ 46,502       $ 117,474
           Less preferred stock dividends                                         (6,376)         (6,602)
           Less dividends on restricted stock plan shares                           (349)           (865)
                                                                            -------------   -------------
           Net income applicable to common stock- basic                         $ 39,777       $ 110,007
                                                                            =============   =============

     Average common shares outstanding - excluding restricted
           stock plan shares                                                     103,335         104,901
                                                                            =============   =============

     Basic earnings per common share                                              $ 0.38          $ 1.05
                                                                            =============   =============


     Diluted earnings:
           Net income applicable to common stock - basic                        $ 39,777       $ 110,007
           Dividend adjustment on restricted stock plan
              shares to reflect shares assumed issued                                334             413
                                                                            -------------   -------------
           Net income applicable to common stock - diluted                      $ 40,111       $ 110,420
                                                                            =============   =============

     Shares:
           Average common shares outstanding - excluding restricted
               stock plan shares                                                 103,335         104,901
           Net shares assumed issued under compensation stock plans                1,640           1,748
           Shares assumed issued on exercise of stock options                         66              87
                                                                            -------------   -------------

     Average common shares outstanding                                           105,041         106,736
                                                                            =============   =============

     Diluted earnings per common share                                            $ 0.38          $ 1.03
                                                                            =============   =============
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